Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications
404-715-2554

US Airways Corporate Communications
480-693-5729

Delta, US Airways Close Deal to Transfer Flying Rights

in New York and Washington, D.C.

ATLANTA and TEMPE, Ariz., Dec.13, 2011 – Delta Air Lines (NYSE: DAL) and US Airways (NYSE: LCC) today announced the closing of their agreement to transfer takeoff and landing rights at New York’s LaGuardia and Washington D.C.’s Reagan National airports.

The agreement was approved on Oct. 10, 2011, by the U.S. Department of Transportation, which concluded that the transaction is in the public interest because of the service benefits and efficiencies that would result in both New York and Washington, D.C.

“Now that we have closed our agreement with US Airways, we can begin taking steps to expand our schedule at New York-LaGuardia, greatly increasing travel choices for our New York customers and increasing competition in the market,” said Richard Anderson, Delta’s chief executive officer. “We also look forward to expanding and modernizing our LaGuardia facilities as we create a Delta hub operation at LaGuardia.”

“US Airways has been a solid operator for travelers utilizing the easily accessible service at Ronald Reagan National Airport for many years,” said US Airways Chairman and Chief Executive Officer Doug Parker. “Our expanded presence at Reagan National enables us to add more frequencies in existing markets so customers have more travel choices; it also allows us to expand our service so more smaller communities have access to non-stop service to this very important market and beyond.”

Under the agreement, Delta acquired 132 slot pairs at LaGuardia from US Airways and US Airways acquired from Delta 42 slot pairs at Reagan National, as well as the rights to operate additional daily service to Sao Paulo, Brazil in 2015. In addition, the airlines divested 16 slot pairs at LaGuardia and eight slot pairs at Reagan National to airlines with limited or no service at those airports.

The airlines will separately announce their expanded schedules in New York and Washington, D.C. in the near future.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,185 airports in 185 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for six years in a row. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways.

About Delta Air Lines

Delta Air Lines serves more than 160 million customers each year, and was named by Fortune magazine as the most admired airline worldwide in its 2011 World’s Most Admired Companies airline industry list. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 335 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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